Exhibit 10.7

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of _______ by and between Ruhnn Holding Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”) and ______________, an individual (the “Executive”). The term “Company” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Company and all of its direct or indirect subsidiaries and affiliates (collectively, the “Group”).

RECITALS

A.            The Company desires to employ the Executive and to assure itself of the services of the Executive during the term of Employment (as defined below).

B.            The Executive desires to be employed by the Company during the term of Employment and under the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.                                      POSITION

The Executive hereby accepts a position of ______________ of the Company (the “Employment”).

2.                                      TERM

Subject to the terms and conditions of this Agreement, the initial term (the “Initial Term”) of the Employment shall be three years commencing on ______________ (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement. The Company and the Executive can determine to extend the Employment after the Initial Term through mutual agreement.

3.                                      PROBATION

There is no probation period for the Employment.

4.                                      DUTIES AND RESPONSIBILITIES

The Executive’s duties at the Company will include all jobs assigned by the board of directors of the Company (the “Board”).

The Executive shall devote all of his or her working time, attention and skills to the performance of his or her duties at the Company and shall faithfully and diligently perform his or her duties at the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company as approved from time to time by the Board.

The Executive shall not, without the prior written consent of the Board, become an employee or consultant of any entity other than the Company and/or any member of the Group, whether inside or outside normal working hours, and shall not carry on or be interested in any business or entity that competes with that carried on by the Group (any such business or entity, a “Competitor”), provided that nothing in this clause shall preclude the Executive from holding any shares or other securities of any Competitor that is listed on any securities exchange or recognized securities market anywhere.  The Executive shall notify the Company in writing of his or her interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require.

5.                                      NO BREACH OF CONTRACT

The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his or her duties hereunder; and (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity except for other member(s) of the Group, as the case may be.

6.                                      LOCATION

The Executive will be based in Hangzhou, China or any other location as requested by the Company during the Term.

7.                                      COMPENSATION AND BENEFITS

The Executive shall receive such compensation and benefits as described in this Section 7:

(a)                                 Cash Compensation.  The Executive’s cash compensation (including salary and bonus) shall be determined by the Board or the compensation committee thereof, subject to annual review and adjustment.

(b)                                 Equity Incentives.  The Executive will be eligible for participating in the Company’s equity incentive plan(s) pursuant to the terms and conditions thereof as determined by the Board, and any award granted thereunder will be governed by an award agreement to be entered into separately between the Company and the Executive.

(c)                                  Benefits.  In addition to any benefits as determined by the Board or the compensation committee thereof, the Executive is eligible for participation in any standard employee benefit plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and annual holiday plan.

8.                                      TERMINATION OF THE AGREEMENT

(a)                                 By the Company.  The Company may terminate the Employment for cause, as reasonably determined by the Company and at any time, without advance notice or remuneration, if (i) the Executive is convicted or pleads guilty to a felony or any criminal offence including, without limitation, fraud, misappropriation, embezzlement, theft and bribery, (ii) the Executive has engaged in actions amounting to misconduct or failed to perform his or her duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (iii) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his or her employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 180 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply. In addition, the Company may terminate the Employment without cause, at any time, upon three-month prior written notice to the Executive.  Upon termination without cause, the Company shall provide severance payments to the Executive as expressly required by applicable law.

(b)                                 By the Executive.  The Executive may resign from the Company at any time with a three-month prior written notice to the Company.  Notwithstanding the foregoing provision, the Executive hereby agrees not to resign from the Company at any time during the Initial Term.

(c)                                  Notice of Termination.  Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party.

9.                                      CONFIDENTIALITY AND NONDISCLOSURE

(a)                                Confidentiality and Non-disclosure. The Executive agrees at all times during and after the Employment, to hold in the strictest confidence, and not to use, or to disclose to any person, corporation or other entity without written consent of the Company, any Confidential Information, except as required in the performance of the Executive’s duties in connection with the Employment or pursuant to applicable law. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Group, or the Group’s clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons or entities with whom the Group does business, information regarding the skills and compensation of key opinion leaders or employees of the Group or other business information disclosed to the Executive by or obtained by the Executive from the Group or the Group’s clients, customers or partners either directly or indirectly in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no breach of the confidentiality obligations of the Executive under this Agreement.

(b)                                 Trade Secrets. During and after the Employment, the Executive shall hold the Trade Secrets (as defined below) in strict confidence and shall not disclose the Trade Secrets to anyone except other employees of the Company who have a need to know the Trade Secrets in connection with the Company’s business.  The Executive shall not use the Trade Secrets other than for his or her duties at the Company and for the benefits of the Company.

“Trade Secrets” means information deemed confidential by the Group, treated by the Group or which the Executive knows or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, marketing strategies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Group, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles.  Trade Secrets do not include information generally known or released to public domain through no breaching the confidentiality obligations of the Executive under this Agreement.

(c)                                 Company Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his or her work or using the facilities of the Company are property of the Company and subject to inspection by the Company, at any time.

(d)                                Return of Confidential Materials. Upon termination of the Employment for any reason whatsoever (or at any other time when requested by the Company), the Executive agrees (i) to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his or her employment with the Company, (ii) not to retain or take with him or her any property of the Company or any tangible materials or electronically stored data or copies thereof, containing or pertaining to any Confidential Information or that the Executive may produce, acquire or obtain access to during the course of his or her employment, and (iii) to provide written certification of his or her compliance with this Agreement.

(c)                                 Former Employer Information.  The Executive represents and agrees that, during the term of his or her employment with the Company, he or she has not improperly used or disclosed, and will not improperly use or disclose, any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement to keep in confidence information acquired by the Executive, if any.  The Executive will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)                                 Third Party Information.  The Executive recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Executive agrees that the Executive owes the Company and such third parties, during the Executive’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.  The Executive agrees to execute any confidentiality agreement or any other document relating to the protection of such confidential or proprietary information as may from time to time be required by the Group, its shareholders, customers, business partners or other third parties.

This Section 9 shall survive the termination of this Agreement for any reason.  In the event the Executive breaches this Section 9, the Company shall have right to seek remedies permissible under applicable law.

10.                               INVENTIONS

(a)                                 Inventions Retained and Licensed. The Executive has attached hereto, as Schedule A, a list describing all inventions, ideas, improvements, designs and discoveries, whether or not patentable and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to the Executive (whether made solely by the Executive or jointly with others) that (i) were developed by the Executive prior to the Executive’s employment by the Company (collectively, “Prior Inventions”), (ii) relate to the Company’ actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder; or, if no such list is attached, the Executive represents that there are no such Prior Inventions.  Except to the extent set forth in Schedule A, the Executive hereby acknowledges that, if in the course of his or her  service for the Company, the Executive incorporates into a Company product, process or machine a Prior Invention owned by the Executive or in which he has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide right and license (which may be freely transferred by the Company to any other person or entity) to make, have made, modify, use, sell, sublicense and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)                                 Disclosure and Assignment of Inventions. The Executive understands that the Company engages in research and development and other activities in connection with its business and that, as an essential part of the Employment, the Executive is expected to make new contributions to and create inventions of value for the Company.

From and after the Effective Date, the Executive shall disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets (collectively, the “Inventions”), which the Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of the Executive’s Employment at the Company.  The Executive acknowledges that copyrightable works prepared by the Executive within the scope of and during the period of the Executive’s Employment with the Company are “works for hire” and that the Company will be considered the author thereof.  The Executive agrees that all the Inventions shall be the sole and exclusive property of the Company and the Executive hereby assigns all his or her right, title and interest in and to any and all of the Inventions to the Company or its successor in interest without further consideration.

(c)                                  Patent and Copyright Registration.  The Executive agrees to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions.  The Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections.  The Executive’s obligations under this paragraph will continue beyond the termination of the Employment with the Company, provided that the Company will reasonably compensate the Executive after such termination for time or expenses actually spent by the Executive at the Company’s request on such assistance.

This Section 10 shall survive the termination of this Agreement for any reason.  In the event the Executive breaches this Section 10, the Company shall have right to seek remedies permissible under applicable law.

11.                               NON-COMPETITION AND NON-SOLICITATION

In consideration of the Employment, the Executive agrees that during the term of the Employment and for a period of twelve months following the termination of the Employment for whatever reason:

(a)                                 the Executive will not approach suppliers, clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

(b)                                 without the prior written consent of the Board, the Executive will not assume employment with or provide services as a director, officer, employee, independent contractor, representative, consultant, service provider, partner or otherwise for any Competitor, or engage, whether as principal, partner, licensor or otherwise, with any Competitor; and

(c)                                  without the prior written consent of the Board, the Executive will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

The provisions contained in this Section 11 are considered reasonable by the Executive and the Company.  In the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 11 shall survive the termination of this Agreement for any reason.  In the event the Executive breaches this Section 11, the Executive acknowledges that there will be no adequate remedy at law, and the Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).  In any event, the Company shall have right to seek all remedies permissible under applicable law.

12.                               WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.                               ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Company may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

14.                               SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

15.                               ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Company regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter.  The Executive acknowledges that he or she has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement.

The Executive acknowledges that he or she may be required to enter into legal employment relationships with one or more affiliates within the Group in order to achieve the purposes of this Agreement based on the terms and conditions herein.  The Executive agrees to enter into standard labor contracts with one or more affiliates within the Group in accordance with local labor laws and regulations; provided, however, that in the event of any conflict or discrepancy between any such standard labor contract and this Agreement, this Agreement shall prevail.

16.                               GOVERNING LAW

This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, U.S.A., without giving effect to conflicts of law provisions thereof.

17.                               AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

18.                               WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

19.                               NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

20.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

21.                               NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that such party has had the opportunity to consult with legal counsel of choice.  In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Ruhnn Holding Limited

By:
Name:
Title:

Executive

Signature:
Name:

Schedule A

List of Prior Inventions

Title	Date	Identifying Number or Brief Description

No inventions or improvements

Additional Sheets Attached

Signature of Executive:

Print Name of Executive:

Date: